Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

28 August 2026

Matter No. 1016718/114012273

+852 2842 9521 / 2842 9422

Flora.Wong@conyers,com

Yvonne.Lee@conyers.com

CBL International Limited

Level 23-2 Permata Sapura

Kuala Lumpur City Centre

50088 Kuala Lumpur

Malaysia

Dear Sir/Madam,

Re: CBL International Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form F-3 (File No. 333-284228) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) which became effective on 24 January 2025, the prospectus supplement filed with the Commission on 28 February 2025 (the “Original Prospectus Supplement”) and a prospectus supplement filed with the Commission on or about the date hereof (the “Further Prospectus Supplement” and together with the Original Prospectus Supplement, the “Prospectus Supplement”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of Class B Ordinary Shares of par value US$0.0013 each of the Company (the “Class B Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the Registration Statement;

1.2.	a copy of the Prospectus Supplement;

1.3.	a copy of the sales agreement dated 28 February 2025 (the “Sales Agreement”) made between (1) the Company and (2) A.G.P./Alliance Global Partners (the “Sales Agent”) relating to the issue and sale by the Company through or to the Sales Agent of certain ordinary shares of par value US$0.0001 each of the Company having an aggregate offering price of up to US$2,604,166 (the “Sale Shares”); and

1.4.	a copy of an amendment to the Sales Agreement dated 28 August 2026 (the “Amendment”, together with the Sales Agreement, the “Agreement”) to account for the changes to the placement shares resulting from the Company’s adoption of the dual-class share structure and the share consolidation since the original Sales Agreement execution date.

The documents listed in items 1.1 through 1.4 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.5.	the Third Amended and Restated Memorandum of Association and the Second Amended and Restated Articles of Association of the Company, each certified by the Secretary of the Company on 27 August 2026;

1.6.	a copy of the minutes of an extraordinary general meeting of the members of the Company held on 26 November 2025 and a copy of the resolutions in writing of all the directors of the Company passed on 23 June 2026 (collectively, the “Consolidation Resolutions”),

1.7.	a certified extract of the minutes of a meeting of the board of directors of the Company held on 26 February 2025 and a copy of the unanimous written resolutions of the board of directors of the Company passed on 11 August 2026 (collectively with the Consolidation Resolutions, the “Resolutions”);

1.8.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 27 August 2026 (the “Certificate Date”); and

1.9.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

2.4.	the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	the validity and binding effect under the internal laws of the State of New York (the “Foreign Laws”) of the Agreement which is expressed to be governed by such Foreign Laws in accordance with its terms;

2.9.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.10.	that on the respective dates of entering into the Agreement and the issue of the Class B Shares, the Company is and after entering into the Agreement and issuing the Class B Shares will be able to pay its debts;

2.11.	that upon issue of any Class B Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof less any underwriting discounts and expenses, which shall be equal to at least the par value thereof; and

2.12.	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus Supplement.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for as contemplated by the Agreement, the Class B Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Company’s report filing on Form 6-K with the Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman